Exhibit 99.1

For Immediate Release                   For further information contact:
                                        Tom Sommers
                                        (713) 222-1600


               PHARMAFRONTIERS NAMES HTC HEAD PAUL FRISON TO BOARD

HOUSTON, December 1, 2004 - Cell therapy developer PharmaFrontiers Corporation (OTCBB:PFTR.OB) has elected Paul M. Frison, president and CEO of the Houston Technology Center (HTC), to the company's Board of Directors.

         "Paul's deep experience with technology-driven growth companies will add a valuable perspective as we approach the dynamic opportunities presented by our adult stem cell tissue regeneration technology," said PharmaFrontiers CEO David McWilliams.

         Before helping to found the HTC in 1999, Frison spent 24 years as President and/or CEO building and leading three Houston-based public companies, NYSE-listed LifeMark, NASDAQ-listed ComputerCraft, and LifeCell Corp. (LIFC:
NASDAQ-NM). He has served on the boards of four other start-up companies, been involved in numerous mergers and acquisitions, and raised multiple rounds of venture capital, two IPOs and more than a dozen follow-on rounds of public market financings.

         Frison currently serves on the Board of Directors of the HTC, Micromed Technologies, The Institute of Research and Rehabilitation (TIRR), The Entrepreneurship Institute, The Houston Entrepreneurs Foundation, The Lions Eye Foundation - Houston, Boy Scouts of America - Houston, Texas Council of AEA, Texchange, and the Advisory Council of the University of Houston - College of Technology. He was the Houston 2004 Ernst & Young Entrepreneur of the Year for Supporter of Entrepreneurship and is one of the 3 national finalists for Supporter of Enterpreneurhsip awarded by the Kauffman Foundation, Microsoft and Ernst & Young. He received his B.A. from Occidental College in Los Angeles, California.

         With Frison's election, the number of PharmaFrontiers board members remains at six as a result of the resignation of Dwayne Deslatte as a director.

         PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as cardiac and pancreatic conditions and multiple sclerosis (MS). The company holds the exclusive worldwide license from the U.S. Department of Energy's Argonne National Laboratory for the use of adult pluripotent stem cells derived from patients' own circulating blood. It also owns patented and proprietary individualized cell therapies that are in FDA Phase I/II human dose ranging clinical trials to evaluate their safety and effectiveness in treating MS.

         This press release contains forward-looking statements about PharmaFrontiers within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates", "estimates", "expects", "intends", "plans", "believes", and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including those risks more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Report on Form 8-K dated June 4, 2004. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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KEYWORDS:  Health & Medical, Finance, Stem Cells, Houston, Texas
COMPANIES: PharmaFrontiers Corporation (OTCBB:PFTR.OB)